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                                                                      EXHIBIT 11

                                Tetra Tech, Inc.
                   Computation of Net Income Per Common Share
                                   (Unaudited)

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

 $ in thousands, except share data
                                                   Three Months Ended
                                                --------------------------
                                                December 29,  December 31,
                                                    1996         1995
                                                ------------  ------------
 Primary:
      Common stock outstanding, beginning of
           period...............................  14,127,002   13,235,309
      Stock options exercised...................      14,881       34,640
      Issuance of common stock..................     102,327      706,117
                                                  ----------   ----------
      Common stock outstanding, end of period...  14,244,210   13,976,066
                                                  ==========   ==========
      Weighted average shares common
           outstanding during the period........  14,150,312   13,667,404

      Common Stock equivalents under the
           treasury stock method assuming the
           exercise of options and warrants.....     538,575      484,273
                                                  ----------   ----------
               Total............................  14,688,887   14,151,677
                                                  ==========   ==========
      Net Income as reported in consolidated
           financial statements.................   2,596,000    2,029,000
                                                  ==========   ==========
      Primary net income per common share.......  $     0.18   $     0.14
                                                  ==========   ==========
Fully Diluted:
      Weighted average shares common
           outstanding during the period........  14,150,312   13,667,404

      Common Stock equivalents under the
           treasury stock method assuming the
           exercise of options and warrants.....     538,575      491,853

      Other potentially dilutive securities:
           Convertible Preferred Stock..........          --           --
                                                  ----------   ----------
               Total............................  14,688,887   14,159,257
                                                  ==========   ==========
      Net Income as reported in consolidated
           financial statements.................   2,596,000    2,029,000
                                                  ==========   ==========
      Fully diluted net income per common share.  $     0.18   $     0.14
                                                  ==========   ==========
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